Exhibit 23






                          Independent Auditors' Consent



The Board of Directors
Furniture Brands International, Inc.:

We consent to incorporation by reference in Registration Statement Nos. 33-65714, 333-6990, 333-39355, 333-80189, 333-100133 on Form S-8 and
Registration   Statement  No.   333-84992  on  Form  S-3  of  Furniture   Brands
International, Inc. of our report dated January 22, 2003, relating to the consolidated balance sheets of Furniture Brands International, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity, and cash flows and the related schedule for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Furniture Brands International, Inc.

Our report refers to a change in accounting for goodwill and other intangible assets.




KPMG LLP

St. Louis, Missouri
March 25, 2003